Exhibit 2.1.4
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT, entered into as of the August 16, 2007, by and between the Participant and Harris Interactive Inc. (the “Company”).
     IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
          (a) The “Participant” is Bruce Anderson.
          (b) The “Grant Date” is August 16, 2007.
          (c) The number of “Covered Shares” shall be [                    ] shares of Stock.
          (d) The “Initial Exercise Date” is August 16, 2008.
          (e) The “Exercise Price” is [$                    ] per share.
          (f) The “Stock” shall be par value $.001 common stock of the Company.
Other terms used in this Agreement are defined in Section 9 and elsewhere in this Agreement.
     2. Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an incentive stock option as defined in the Section 422(b) of the Internal Revenue Code.
     3. Date of Exercise. The Option shall become exercisable with respect to:
          (a) 1/4th of the Covered Shares as of the Initial Exercise Date; and
          (b) 1/48th of the Covered Shares as of the end of each of the next 36 calendar months thereafter, provided, however, that to the extent that the Option has not become exercisable on or before the Participant’s Date of Termination, such Option shall no longer become exercisable in accordance with the foregoing schedule as of any date subsequent to the Participant’s Date of Termination except as provided in the immediately following paragraph. Exercisability under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Covered Shares until the Expiration Date (described in Section 4 below).

     Notwithstanding the foregoing provisions of this Section 3, the Option shall become immediately exercisable with respect to all of the Covered Shares (whether or not previously vested) upon the occurrence of either (i) the Participant’s Date of Termination by reason of the Participant’s death or Disability if such Date of Termination is after the Initial Exercise Date, or (ii) the date of a Change in Control if the Participant’s Date of Termination does not occur before such Change in Control.
     4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:
          (a) August 16, 2017;
          (b) if the Participant’s Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;
          (c) if the Participant’s Date of Termination occurs for reasons other than death or Disability, thirty days after the Date of Termination; and
          (d) the date of any breach by Participant of his or her obligations under Section 8 of this Agreement.
In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option to the extent such exercise is otherwise permitted by this Agreement.
Any Option exercised subsequent to the Participant’s Date of Termination as permitted hereunder shall be exercisable only to the extent vested at the time of the Participant’s Date of Termination, regardless of the reason for the termination, and no extension of time beyond the Participant’s Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.
     5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with, and which must be received by, the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, or, at the discretion of the Committee at any time: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Committee (including, if the Committee so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
     6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.
     7. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or the Participant’s legal guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant or Participant’s Immediate Family or to a partnership or limited liability company for the exclusive benefit of the Participant and/or one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).
     8. Non-Competition; Non-Solicitation.
          (a) Consideration for this Section. Participant acknowledges and agrees that in the course of his employment with the Company:
                    (i) his services with the Company are/were of a special, unique, extraordinary and intellectual character,
                    (ii) his position with the Company places/ placed him in a position of confidence and trust with the clients and employees of the Company,
                    (iii) the clients serviced by the Company are/were located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are limited to Canada (the “Territory”),
                    (iv) the rendering of services to the Company’s clients necessarily require/required the disclosure to Participant of confidential information and trade secrets related to those clients (such as, without limitation, pricing information, marketing plans, budgets, designs, methodologies, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers),
                    (v) while employed by the Company he has developed/will develop at the Company’s expense a personal acquaintanceship and relationship with the Company’s clients, which in some cases may constitute the Company’s primary or only contact with such clients, and a knowledge of those clients’ affairs and requirements, and
                    (vi) the Company’s relationships with its clientele are/were placed in his hands in confidence and trust.
Participant therefore acknowledges and agrees that it would be impossible for Participant to separate the knowledge and relationships described above from his participation in any activities prohibited by this Sections 8 below, that it is reasonable and necessary for the protection of the goodwill and business of the Company that he continue to make the covenants contained in this Agreement including, among others, those in this Section 8, that the covenants are given as an integral part of and incident to this Agreement, that there is adequate consideration for such covenants including the benefits provided by this Agreement, and that in making its decision to provide the discretionary benefits under this Agreement to Participant the Company relied upon and was induced by the covenants made by the Participant in this Section 8. Except for any reference to the period of non-competition, the provisions of this covenant are in addition to any other agreements on the same subject matter involving the Participant and are not intended to supersede the provisions of this Section 8.
          (b) Restricted Activity.
                    (i) Except as provided for in Section 8(b)(iii), during the period that Participant is employed by the Company, and for one year following the Date of Termination (the “Non-Competition Period”), Participant shall not in any manner whatsoever during the Non-Competition Period and within the Territory either individually or in partnership or jointly or in conjunction with any other Person:
                         (A) directly, or indirectly, carry on, engage in, be concerned with or interested in or participate in, any Competitive Business either alone, in partnership, jointly or in conjunction with any other Person;
                         (B) directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in, be concerned with or interested in or participate in, a Competitive Business; or
                         (C) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of carrying on, engaging in or participating in a Competitive Business.

                    (ii) Except as provided for in Section 8(b)(iii), the Participant will not, without the prior consent of the Company, during the Non-Competition Period, either individually or as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, principal, agent, proprietor, trustee or investor or in any other manner whatsoever on his own behalf or on behalf of any other Person or entity:
                         (A) directly or indirectly solicit, induce, assist, advise, endeavor to entice or encourage in any way, the departure from the Company, or in any way interfere with the Company’s relationships with any person, who (i) is an employee of the Company at the Date of Termination, or (ii) is a former employee of the Company unless such former employee shall not have been employed by the Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one-year period provided that any general media advertisement for employees with whom the Participant is associated shall not be deemed to be a breach hereof provided the Participant is not otherwise involved therewith, or
                         (B) directly, or indirectly solicit any Customer; or
                         (C) directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or
                         (D) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale or provision of any product or service to such Customer within the Territory that is competitive with any product or service forming a material part of the Business.
                    (iii) Notwithstanding any provisions or restrictions contained in Sections 8(b)(i) and 8(b)(ii), nothing in this Agreement shall prohibit or restrict the Participant, as an investor, from holding 4.9% or less of the publicly traded stock or other securities of a corporation that carries on, engages in or participates in any Competitive Business so long as the Participant does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, or on behalf of or otherwise for the benefit of such Competitive Business. Moreover, Sections 8(b)(i) and 8(b)(ii) of this Agreement shall not apply to any products or services that, at the time that the Participant engages in any conduct prescribed by Sections 8(b)(i) and 8(b)(ii), the Company has permanently ceased from selling, distributing or rendering in the Territory.

          (c) Remedies. Participant acknowledges that the Company’s legal remedies for a breach of this Section 8 shall be inadequate, and that without limitation of Company’s rights to any other remedy at law or equity available to it, the Company (i) shall be entitled to obtain injunctive relief to enforce this provision, and (ii) shall be entitled to cancel any rights under this Agreement, and (iii) shall be entitled to recover from the Participant any Stock for which this option has been exercised, or if such Stock has been transferred or sold, an amount equal to the value thereof, and such Stock and the proceeds thereof shall be held in a constructive trust for the purposes of enforcement hereof. The Company’s rights to enforce this Agreement shall survive any vesting and/or forfeiture of rights hereunder. If any part of this Section 8 shall be deemed illegal or unenforceable, this section shall be deemed modified and then enforced to the greatest extent legally enforceable.
     9. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:
          (a) “Business” means the business carried on by the Company and all of its subsidiaries, within the three years prior to the date of this Agreement, of providing full-service market research services, including data collection through telephone interviewing, online surveys and focus groups, and production of client specific market research report.
          (b) “Change in Control” means a change in control occurring after the date of this Agreement of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a change in control for the purposes of this Plan; and provided that, without limitation of the foregoing, such change in control shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a Related Company) becomes the “beneficial owner” (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding Voting Stock of the Company or its successors; or (ii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period.
          (c) “Committee” means the Compensation Committee of the Board of Directors of the Company.
          (d) “Competitive Business” shall mean any business or venture whose business is substantially similar to the whole of or any significant line of the Business conducted by Company in which the Participant is or was involved, and which is in competition with the Company with respect to any Customers or products (A) with whom or which the Participant, or any person directly or indirectly reporting to the Participant, had contact (or in the case of prospective clients for whom pursuit was actively planned and in respect of whom the Company has not determined to cease all such pursuit), or (B) about whom or which the Participant was privy to material information, in each such case during the three-year period ending on termination of Participant’s employment with the Company other than Forest Producers Association of Canada.
          (e) “Customer” means any Person who:
                    (i) has received a proposal from the Company or who has been a customer or client of the Company at any time during the three year period prior to the date of this Agreement other than Forest Producers Association of Canada, or
                    (ii) is a customer or client of the Company who purchases products or services from the Company any time prior to the Date of Termination.
          (f) “Date of Termination.” The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company and its Related Companies terminates (irrespective of the reason for termination and whether such termination is voluntary or involuntary); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
          (g) “Disability” means, except as otherwise provided by the Committee, the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.
          (h) “Fair Market Value” shall be determined according to the following rules:
               (i) If the Stock is at the time listed or admitted to trading on any stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq Small Cap Market of the Nasdaq Stock Market, then its Fair Market Value shall be the reported closing sale price of the Stock (or the closing bid if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of determination.

               (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.
               (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined in good faith by the Committee.
          (i) “Non-Competition Period” means the period that Participant is employed by the Company, and for one year following the Date of Termination.
          (j) “Person” means an individual, body corporate (with or without share capital), company partnership, limited partnership, syndicate, sole proprietorship, joint venture, association, unincorporated organization, trust, trustee, governmental authority and the executors, administrators or other personal representatives of an individual in such capacity, and any other entity of any kind or nature.
          (k) “Related Companies” means (i) any Person during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any Person during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any Person that is a successor to the Company, or by any Person that is a Related Company by reason of clause (i) next above.
          (l) “Retirement” has the meaning as defined by the Company’s applicable retirement plan, or if not formalized under a plan, by the Company’s policies and procedures.
     10. Limit on Distribution. Distribution of shares of Stock shall be subject to the following:
          (a) Notwithstanding any other provision of this Agreement, the Company shall have no liability to deliver any shares of Stock or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
          (b) To the extent that this Agreement provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or a national market system, including without limitation the Nasdaq National Stock Market.
          (c) No fractional shares of Stock shall be issued or delivered pursuant to the Option, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares of Stock or any rights thereto shall be canceled.
     11. Extraordinary Events. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will make any appropriate adjustments to the number of Covered Shares to preserve the benefits or potential benefits of this Agreement. Action by the Committee may include adjustment of (i) the number and kind of shares which may be delivered hereunder, (ii) the Exercise Price, and (iii) any other adjustments that the Committee determines to be equitable. The Committee’s good faith determination of the adjustment absent manifest error shall be binding on the Participant.
     12. Limitation of Implied Rights.
          (a) Neither a Participant nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability hereunder. A Participant shall have only a contractual right to the Stock to the extent provided herein, unsecured by any assets of the Company or any Related Company. Nothing contained herein shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.
          (b) This Agreement does not constitute a contract of employment, and does not give Participant any right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit hereunder, unless such right or claim has specifically accrued under the terms of this Agreement. The Option hereunder does not confer upon the Participant any right as a stockholder of the Company prior to the date on which the Participant exercises the Option in accordance with the terms of this Agreement.
     13. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary. Neither the benefits or obligations under this Agreement may be transferred or assigned by Participant except as otherwise expressly provided herein or in the Plan.
     14. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     15. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
     THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS A COPY SIGNED BY THE PARTICIPANT IS DELIVERED TO THE COMPANY WITHIN THIRTY (30) DAYS AFTER THE DATE HEREOF.
     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

Name:	Bruce Anderson
Dated:

Harris Interactive Inc.

By:

Its: